Exhibit 99.1

Xenetic Biosciences, Inc. Reports Third Quarter 2023 Financial Results

- Encouraging growing body of preclinical data guiding pathway to first in human trial for DNase-based oncology platform

- Driving development towards Phase 1 program for the treatment of pancreatic carcinoma and other locally advanced or metastatic solid tumors

- Continuing partnering discussions to advance development of systemic DNase and DNase-Armored CAR T programs

- Ended the quarter with $9.8 million of cash to fund operations

FRAMINGHAM, MA – (November 10, 2023) – Xenetic Biosciences, Inc. (NASDAQ: XBIO) (“Xenetic” or the “Company”), a biopharmaceutical company focused on advancing innovative immune-oncology technologies addressing hard to treat cancers, today reported its financial results for the third quarter ended September 30, 2023.

"Over the past quarter we continued to see encouraging preclinical data across our DNase platform modalities that is advancing our programs toward first-in-human clinical studies. This data is bolstering our belief in the potential of this innovative immune-oncology platform to deliver a much-needed treatment option to hard-to-treat patients,” commented Jeffrey Eisenberg, Chief Executive Officer of Xenetic. “Additionally, we remain committed to expanding our development capabilities and resources through partnerships in order to potentially accelerate our development timelines, including efforts to advance toward a Phase 1 study for the treatment of pancreatic carcinoma, our lead indication.”

Summary of Financial Results for Third Quarter 2023

Net loss for the quarter ended September 30, 2023 was approximately $1.1 million. Research & development expenses for the three months ended September 30, 2023 increased by approximately $0.6 million, or 155.9%, to approximately $1.0 million from approximately $0.4 million in the comparable quarter in 2022. The increase was primarily due to the Company's increase in spending related to pre-clinical development efforts associated with our DNase platform. Royalty payments of approximately $0.6 million were received from our sublicense with Takeda Pharmaceuticals Co. Ltd in the three months ended September 30, 2023, representing an approximate 47.5% increase over the same period in 2022. General and administrative expenses for the three months ended September 30, 2023 decreased by approximately $0.1, or 14.6%, to approximately $0.7 million from approximately $0.9 million in the comparable quarter in 2022. The decrease was primarily due to decreases in personnel costs and share-based expense during the three months ended September 30, 2023 compared to the same period in 2022.

The Company ended the quarter with approximately $9.8 million of cash.

About Xenetic Biosciences

Xenetic Biosciences, Inc. is a biopharmaceutical company focused on advancing innovative immune-oncology technologies addressing hard to treat cancers. The Company's DNase platform is designed to improve outcomes of existing treatments, including immunotherapies, by targeting neutrophil extracellular traps (NETs), which are involved in cancer progression. Xenetic is currently focused on advancing its systemic DNase program into the clinic as an adjunctive therapy for pancreatic carcinoma and locally advanced or metastatic solid tumors.

For more information, please visit the Company's website at www.xeneticbio.com and connect on Twitter, LinkedIn, and Facebook.

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Forward-Looking Statements

This press release contains forward-looking statements that we intend to be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical facts may constitute forward-looking statements within the meaning of the federal securities laws. These statements can be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning, including, but not limited to, statements regarding: all statements regarding expectations for our DNase-base oncology platform, including encouraging growing body of preclinical data guiding pathway to first in human trial for DNase-based oncology platform, driving development towards Phase 1 program for the treatment of pancreatic carcinoma and other locally advanced or metastatic solid tumors, the DNase platform improving outcomes of existing treatments, including immunotherapies, by targeting neutrophil extracellular traps (NETs), which are involved in cancer progression, and our focus on advancing our systemic DNase program into the clinic as an adjunctive therapy for pancreatic carcinoma and locally advanced or metastatic solid tumors. Any forward-looking statements contained herein are based on current expectations, and are subject to a number of risks and uncertainties. Many factors could cause our actual activities, performance, achievements, or results to differ materially from the activities and results anticipated in forward-looking statements. Important factors that could cause actual activities, performance, achievements, or results to differ materially from such plans, estimates or expectations include, among others, (1) unexpected costs, charges or expenses resulting from our manufacturing and collaboration agreements; (2) unexpected costs, charges or expenses resulting from the licensing of the DNase platform; (3) uncertainty of the expected financial performance of the Company following the licensing of the DNase platform; (4) failure to realize the anticipated potential of the DNase, XCART or PolyXen technologies; (5) the ability of the Company to implement its business strategy; and (6) other risk factors as detailed from time to time in the Company's reports filed with the SEC, including its annual report on Form 10-K, periodic quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC. The foregoing list of important factors is not exclusive. In addition, forward-looking statements may also be adversely affected by general market factors, general economic and business conditions, including potential adverse effects of public health issues, such as the COVID-19 outbreak, and geopolitical events, such as the Russian invasion of Ukraine, on economic activity, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new product candidates and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the Company does not undertake any obligation to update forward-looking statements, except as required by law.

Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

xbio@jtcir.com

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